Exhibit 99.1

Contact:	Media Contacts:
Sylvia Wheeler	Angela Bitting
SVP, Corporate Affairs	925 202 6211
510 809 9264	press@aduro.com

Mike Beyer
Sam Brown, Inc.
312 961 2502
mikebeyer@sambrown.com

Aduro Biotech Announces Phase 2b ECLIPSE Trial Misses Primary Endpoint in

Heavily Pretreated Metastatic Pancreatic Cancer

- Company to Host Conference Call Today at 6:00 am PT -

BERKELEY, Calif. – May 16, 2016 - Aduro Biotech, Inc. (Nasdaq: ADRO) today announced that the Phase 2b ECLIPSE trial did not meet the primary endpoint of an improvement in overall survival for patients with pancreatic cancer who had failed at least two prior therapies in the metastatic setting. Median overall survival (MOS) in this third-line and greater setting was 3.8 months for patients treated with the immunotherapy regimen of CRS-207 and GVAX Pancreas, 5.4 months for patients treated with CRS-207 alone and 4.6 months for patients administered chemotherapy. There were no unexpected safety findings with the combination of CRS-207 and GVAX Pancreas or CRS-207 alone, and the immunotherapies were generally well tolerated. Management will review these results in more detail on a conference call today at 6:00 am Pacific Time. Full study findings will be presented at a future scientific congress.

“This is an unexpected outcome, and we are disappointed particularly for the pancreatic cancer patients who are in need of additional treatment options,” said Stephen T. Isaacs, chairman, president and chief executive officer of Aduro. “We would like to thank the patients and their families, investigators and staff involved in this Phase 2b trial for their support and participation in this study. While we are well aware of the very difficult-to-treat nature of late-stage metastatic pancreatic cancer, we are surprised by the divergence of these data from the results of our Phase 2a study. At the same time, we continue to look forward to the interim results later this year from our ongoing STELLAR trial, which is evaluating CRS-207 and GVAX Pancreas with and without the anti-PD1 checkpoint inhibitor nivolumab as a second-line therapy for patients with metastatic pancreatic cancer. We believe the scientific rationale for combining CRS-207 with a checkpoint inhibitor is compelling. Additionally, as a company, we are very well-positioned with a strong cash position and three differentiated, potentially synergistic immunotherapy platforms comprising our LADD, STING pathway activator and B-select monoclonal antibody programs.”

“In the overall survival analysis, we were intrigued by activity seen with CRS-207 as a single-agent. While the median duration of 5.4 months appears greater for CRS-207, the overall survival curve of CRS-207 alone was comparable to overall survival seen with chemotherapy. Of note, due to a disproportionately high dropout rate in the single-agent chemotherapy arm, most of these patients instead received a variety of combination treatments, including chemotherapies, immunotherapies and targeted therapies,” said Dirk Brockstedt, Ph.D., executive vice president, research and development for Aduro.

Andrew Ko, M.D., professor, Department of Medicine (hematology/oncology) at University of California San Francisco added, “As the scientific community continues to discover the optimal approach towards enlisting the power of the immune system in the fight against elusive diseases such as pancreatic cancer, I applaud Aduro for their pioneering contributions to the field. Immunotherapy is ushering in a new era in our fundamental understanding of human biology, and although the results are not what we had hoped for from this well-executed trial, they will provide important information for changing the treatment paradigm in the future.”

Conference Call with Management

Management will host a conference call to provide a program update at 6:00 am Pacific Time today. To participate in the conference call, please dial (844) 309-0604 (domestic) or (574) 990-9932 (international) and refer to conference ID 14354499. Live audio of the conference call will be simultaneously webcast and will be available to members of the news media, investors and the general public under the Investors section of the company’s website at www.aduro.com.

The webcast will be archived under the investor section of the company’s website and available for replay for at least one month after the conference call.

About ECLIPSE

The ECLIPSE trial (Efficacy of Combination Listeria/GVAX Immunotherapy in the Pancreatic Cancer Setting) enrolled 303 adults with previously-treated metastatic pancreatic cancer in over 20 clinical trial sites in the U.S. and Canada. The open-label randomized, controlled 3-arm trial evaluated the safety, immune response and efficacy of the combination immunotherapy of CRS-207 with GVAX Pancreas (with low-dose cyclophosphamide (CY)) and CRS-207 alone, compared to chemotherapy. The primary endpoint of the trial was overall survival. Secondary endpoints included evaluation of clinical and immune response and safety.

CRS-207 has been engineered to induce an immune response to the tumor-associated antigen mesothelin. Mesothelin is over-expressed in many cancers, including mesothelioma and pancreatic, non-small cell lung, ovarian and gastric cancers.

About STELLAR

The randomized, controlled STELLAR trial (Safety and Therapeutic Efficacy of Live-attenuated Listeria/GVAX with Anti-PD1 Regimen) is expected to enroll approximately 102 adults with metastatic pancreatic cancer who have received one prior chemotherapy to treat metastatic disease. The trial includes two arms: Arm A with CRS-207 and GVAX Pancreas as well as the checkpoint inhibitor, nivolumab, and Arm B with CRS-207 and GVAX Pancreas. The primary objective of this study is to compare the overall survival (OS) of patients in Arm A and Arm B. Secondary endpoints include evaluation of clinical and immune response and safety. For more information, please visit ClinicalTrials.gov (Identifier: NCT02243371).

About Metastatic Pancreatic Cancer

Each year, it is estimated that more than 337,000 people worldwide are diagnosed with pancreatic cancer and more than 330,000 people die from the disease. Despite steady advances in diagnosis and treatment that have dramatically improved outcomes and extended survival in many tumor types, pancreatic cancer remains one of the world’s deadliest cancers, with a five-year survival rate of eight percent. While pancreatic cancer is the eleventh most common cancer in the United States, it is now the third leading cause of cancer-related death.i

Most often diagnosed when it has already metastasized (or spread) to other parts of the body, unresectable (not able to be surgically removed) pancreatic cancer is highly resistant to conventional treatments, including chemotherapy and radiation. It is rapidly fatal, often within months of diagnosis. The need for new, more effective treatments for this patient population has ignited interest in the potential of immunotherapies to engage the patient’s own immune system to extend survival.

About Aduro

Aduro Biotech, Inc. is an immunotherapy company focused on the discovery, development and commercialization of therapies that transform the treatment of challenging diseases. Aduro’s technology platforms, which are designed to harness the body’s natural immune system, are being investigated in cancer indications and have the potential to expand into autoimmune and infectious diseases. Aduro’s LADD technology platform is based on proprietary attenuated strains of Listeria that have been engineered to express tumor-associated antigens to induce specific and targeted immune responses. This platform is being developed as a treatment for multiple indications, including pancreatic, ovarian, lung and prostate cancers, mesothelioma and glioblastoma. Aduro’s STING Pathway Activator platform is designed to activate the intracellular STING receptor, resulting in a potent tumor-specific immune response. Aduro’s B-select monoclonal antibody platform includes a number of immune modulating assets in research and preclinical development. Aduro is collaborating with leading global pharmaceutical companies to expand its products and technology platforms. For more information, please visit www.aduro.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our intentions or current expectations concerning, among other things, the potential for CRS-207 and immunotherapies generally, plans and results of the STELLAR trial, and the potential for eventual regulatory approval, commercialization and launch of our product candidates. In some cases, you can identify these statements by forward-looking words such as “believe,” “may,” “will,” “potentially, “could,” “would,” “plan,” “expect,” “intrigued by” or the negative or plural of these words or similar expressions. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, our history of net operating losses and uncertainty regarding our ability to achieve profitability, our ability to develop and commercialize our product candidates, our ability to use and expand our technology platforms to build a pipeline of product candidates, the uncertainty related to clinical trials and combinations of clinical trial candidates, our dependence on our lead product candidate, CRS-207, and GVAX Pancreas, our ability to obtain and maintain regulatory approval of our product candidates, our inability to operate in a competitive industry and compete successfully against competitors that have greater resources than we do, our reliance on third parties, and our ability to obtain and adequately protect intellectual property rights for our product candidates. We discuss many of these risks in greater detail under the heading “Risk Factors” contained in our quarterly report on Form 10-Q for the quarter ended March 31, 2016, which is on file with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

[i]	Pancreatic Cancer Action Network. Pancreatic Cancer Facts 2016. Available at https://www.pancan.org/wp-content/uploads/2016/02/2016-GAA-PC-Facts.pdf. Accessed on May 12, 2016.